Exhibit 99.1

News Release

Contacts:	Kevin Heine
+1 212 635 1590
kevin.heine@bnymellon.com

BNY Mellon Names Mitchell Harris CEO of Investment Management Business

NEW YORK, February 23, 2016 – BNY Mellon, a global leader in investment management and investment services, today announced that Mitchell Harris has been named chief executive officer of the company’s Investment Management business, effective immediately. Harris, who already had responsibility for the day-to-day oversight of the company’s investment boutiques globally and wealth management business, will report to Gerald L. Hassell, BNY Mellon’s chairman and CEO. BNY Mellon Investment Management is one of the world’s leading investment management organizations and one of the top U.S. wealth managers, with $1.6 trillion in assets under management.

Harris succeeds Curtis Arledge, who led the company’s Investment Management business and Markets Group and has decided to pursue other opportunities outside of the company.

Harris, most recently president of BNY Mellon Investment Management, joined BNY Mellon in 2004 and has had a distinguished career in investment management and private banking spanning more than 30 years. Harris was CEO of Standish, a BNY Mellon investment boutique, from 2004 to 2009. He joined Standish from Pareto Partners, where he served as chief executive officer from 2000 to 2004 and as chairman from 2001.

“Mitchell has an impressive track record in the investment management industry, having led several successful firms during his career and most recently in overseeing our industry leading line-up of investment boutiques globally. He is well regarded across our client base, and I am confident he will lead our Investment Management business with great insight and success,” said Hassell. “I want to thank Curtis for his many contributions and helping to position our Investment Management and Markets businesses for growth and success moving forward.”

Michelle Neal, president of the Markets Group, who reported to Arledge, will report to Hassell, effective immediately. In her role, Neal leads the company’s foreign exchange, securities finance, collateral management, and capital markets businesses.

BNY Mellon Investment Management encompasses BNY Mellon’s affiliated investment management firms, wealth management services and global distribution companies. More information can be found at www.bnymellon.com/im.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of December 31, 2015, BNY Mellon had $28.9 trillion in assets under custody and/or administration, and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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